EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of October 15, 2004 (the “Effective Date”), by and between:

BIOJECT INC. (“Bioject”), a Corporation incorporated under the laws of the State of Oregon having its principal offices at 20245 SW 9jth Ave., Tualatin, Oregon 97062; and BIOJECT MEDICAL TECHNOLOGIES INC. (“BMT”), a Corporation incorporated under the laws of the State of Oregon having its principal offices at 20245 SW 9sth Ave., Tualatin, Oregon 97062 (collectively referred to herein as the “Company”)

AND:

Richard Stout

27474 SW Mountain Road

West Linn, OR 97068

(“Executive”)

1. Duties and Scope of Employment.

(a) Position. For the term of Executive’s employment under this Agreement, the Company agrees to employ Executive in the position of Vice President of Clinical Affairs or in such other position as the Company subsequently may assign to Executive. Executive shall report to James O’Shea, (“President and CEO”) or to such other person as the Company subsequently may determine.

(b) Obligations to the Company. During employment, Executive shall devote his full business efforts and time to the Company. During Executive’s employment, without the prior written approval of the President and CEO, Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during his employment.

(c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his employment will not infringe or violate the rights of any other person. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

2. Compensation.

(a) Salary. The Company shall pay Executive as compensation for his services a base salary at a gross annual rate of not less than $182,320. Such salary shall be payable in accordance with the Company’s standard payroll procedures.

(b) Restricted Stock Unit Award. Following the Effective Date, the Company will grant Executive a restricted stock unit award (the “Award”) under the Bioject Restated 1992 Stock Incentive plan, as amended September 13, 2001 and March 13, 2003 (the “Plan”), with each unit representing the right to receive one share of BMT Common Stock, subject to certain vesting conditions and forfeiture provisions. Following the Effective Date, BMT will provide Executive with a Restricted Stock Unit Grant Agreement that evidences the Award. The Restricted Stock Unit Grant Agreement sets forth the specific terms and conditions of the Award, including, without limitation, the certain time and performance-based vesting conditions as well as the terms under which Executive will forfeit the Award (including termination of Executive’s employment with the Company). The Award is subject to Board approval and Executive’s execution of this Agreement, the Executive confidentiality and ownership agreement described in Section 8, below (the “Bioject Inc. Executive Confidentiality and Invention Ownership Agreement”) and a Restricted Stock Unit Grant Agreement.

3. Vacation and Executive Benefits. During Executive’s employment, Executive shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time. During his employment, Executive shall be eligible to participate in the Executive benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Business Expenses. During his employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Term of Employment.

(a) Termination of Employment. The Company may terminate Executive’s employment at any time and for any reason (or no reason), and with or without cause, by giving Executive notice in writing. Executive may terminate his employment by giving the Company thirty (30) days’ advance notice in writing. Executive’s employment shall terminate automatically in the event of his death. The termination of Executive’s employment shall not limit or otherwise affect his obligations under the Bioject Inc. Executive Confidentiality and Invention Ownership Agreement.

(b) Employment at Will. Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason (or no reason), with or without cause. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company.

(c) Rights Upon Termination. Except as expressly provided in Section 6, below, upon the termination of Executive’s employment, Executive shall only be entitled to the compensation, benefits and expense reimbursements that Executive has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to Executive.

6. Termination Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, subsections (b) and (c) below shall not apply unless Executive executed a general release of all claims (in a form prescribed by the Company) and (ii) has returned all property of the Company in Executive’s possession.

(b) Severance Pay. The Company will pay Executive as severance pay, an amount equal to one (1) year of Executive’s annual base pay at the rate in effect immediately prior to the date of termination (hereafter “Additional Pay”) from which payment usual and customary withholdings and deductions will be subtracted. The Company may pay such Additional Pay on dates generally coinciding with its regular payroll schedule or in a single lump sum payment, in its sole discretion. Payment of such Additional Pay will commence on the next regularly scheduled Company payday following the Effective Date of the Release of Claims (as those terms are defined in paragraph C below). All other compensation and benefits shall cease on Executive’s termination date; and

(c) Health Insurance. If Subsection 6 (b) above applies, and if Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then following cessation of Executive’s group coverage, the Company will pay Executive’s monthly premium under COBRA until the earliest of (i) the expiration of Executive’s continuation coverage under COBRA, (ii) the date when Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment, or (iii) a period of time equivalent to the number of Executive’s full Years of Service with the Company, up to a maximum of twelve (12) months.

(d) Stock Options. In the event of a termination without cause of Executive’s employment, all stock options which have been previously awarded to Executive, but are not yet vested, will be 100% vested on the Effective Date of the Release of Claims and will expire one year from the effective date. Notwithstanding the foregoing, all the other conditions and restrictions in the Incentive Stock Option Agreement and the Bioject Medical Technologies Inc. Restated 1992 Stock Incentive Plan, as amended September 13, 2001 and March 13, 2003, shall remain in effect.

(e) Restricted Stock Units. In the event of termination of Executive’s employment, all Restricted Stock Units which have been previously awarded to Executive will immediately be deemed earned and 100% vested on the Effective Date of the Release of Claims. Notwithstanding the foregoing, all the other conditions and restrictions in the Restricted Stock Unit Grant Agreement and Notice of Grant shall remain in effect, including without limitation, the Executive’s obligation to pay the Company such amount of cash as the Company may require, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes for all Restricted Stock Units which vest on the Effective Date of the Release of Claims.

(d) Definition of “Cause.” For all purposes under this Amendment, “Cause” shall mean:

(1) An unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(2) A material breach by Executive of any agreement between Executive and the Company;

(3) A material failure by Executive to comply with the Company’s written policies or rules;

(4) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; or

(5) Executive’s gross negligence or willful misconduct.

7. Compliance with Company Policies; Applicable Legal Requirements.

Executive shall comply with the Company’s policies and procedures, as amended from time to time, to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail. Executive shall comply with all legal requirements applicable to Executive’s position, including without limitation, all requirements arising out of the Sarbanes-Oxley Act of 2002.

8. Confidentiality and Invention Ownership Agreement.

Concurrent with the execution of this Agreement, Executive has also entered into and agreed to be bound by the terms of that certain Bioject Inc. Executive Confidentiality and Invention Ownership Agreement, a copy of which is attached hereto as Attachment 1, and incorporated herein by this reference.

9. Successors.

(a) The Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which become bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Venue and Jurisdiction/Controlling Law.

For any claim or cause of action arising under or relating to this Agreement, the Company and Executive consent to he exclusive jurisdiction of the Clackamas County, Oregon Superior Court, or a Federal court serving Portland, Oregon, and waive any objection based on jurisdiction or venue, including forum non conveniens; provided, however, if the Company seeks injunctive relief, it may file such action wherever in its judgment relief might most effectively be obtained. Oregon law shall apply, excluding its choice of law rules.

I 1. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by US registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its headquarters, and all notices shall be directed to the attention of its CEO.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Bioject Inc. Executive Confidentiality and

Invention Ownership Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ACCEPTED AND AGREED:

BIOJECT, INC.	BIOJECT MEDICAL TECHNOLOGIES INC.